EXHIBIT 99.12

The name of each executive officer and member of the Board of Trustees of Pershing Square USA, Ltd. is set forth below.

The business address of each person listed below is c/o Pershing Square Inc., 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

The citizenship and present principal occupation or employment of each of the listed persons is set forth below.

NAME	POSITION	PRESENT PRINCIPAL OCCUPATION	CITIZENSHIP

William A. Ackman	Chief Executive Officer	Chief Executive Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Ryan Israel	Chief Investment Officer	Chief Investment Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Halit Coussin	Chief Compliance Officer	Chief Legal Officer and Chief Compliance Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Michael Gonnella	Chief Financial Officer	Chief Financial Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Ben Hakim	President	President of Pershing Square Capital Management, L.P. and Pershing Square Inc.	United States of America

Jessica A. Falzone	Secretary	Counsel and Compliance Officer, Pershing Square Capital Management, L.P.	United States of America

Barry Barbash	Trustee and Chairman of the Board	Investment Management Consultant; Adjunct Professor	United States of America

Evan Bakst	Trustee	Managing Partner, Treetop Capital	United States of America

Anne Farlow	Trustee	Non-executive director, Caledonia Investments plc	Ireland

Bruce Herring	Trustee	Board Member, Anchor Health	United States of America

Lisa Polsky	Trustee	Trustee, AQR Funds	United States of America

Nicholas A. Botta	Trustee	Director, Pershing Square USA, Ltd.	United States of America